Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is based upon the historical consolidated financial information of Frontier and the historical combined financial information of Verizon’s Separate Telephone Operations in California, Florida and Texas (VSTO) and has been prepared to reflect the pending acquisition of Verizon’s wireline operations that provide services to residential, commercial and wholesale customers in California, Florida and Texas for a purchase price of $10.54 billion in cash and assumed debt (the Transaction), based on the acquisition method of accounting. The unaudited pro forma condensed combined statement of operations information includes the results of the Connecticut Operations for the period of January 1, 2014 through October 24, 2014. The summary pro forma financial information related to the Connecticut Acquisition is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined statement of income and related notes filed as Exhibit 99.1 to our Current Report on Form 8-K, filed on March 31, 2015, which is incorporated by reference into this report. The unaudited pro forma condensed combined financial information presents the combination of the historical financial statements of Frontier and the historical financial statements of VSTO, adjusted to give effect to (1) the transfer of specified assets and liabilities from Verizon to VSTO that are not included in VSTO’s historical balance sheet as of December 31, 2014, and the retention of specified assets and liabilities by Verizon that are included in VSTO’s historical balance sheet as of December 31, 2014, as more fully described in note 3(a) below, (2) the bridge financing to fund the cash payment to Verizon for the purchase price, as more fully described in note 3(b) below, (3) the payment by Frontier to Verizon of $10.54 billion in cash and assumed debt (excluding any potential working capital purchase price adjustment as set forth in the Securities Purchase Agreement) as more fully described in note 3(c) below and (4) the consummation of the transactions contemplated by the Securities Purchase Agreement, with Frontier considered the accounting acquirer, based on the assumptions and adjustments described in the accompanying notes to the unaudited pro forma condensed combined financial information. The historical financial information has been adjusted to give effect to events that are directly attributable to the Transaction and factually supportable and, in the case of the statement of operations information that are expected to have a continuing impact.

The unaudited pro forma condensed combined balance sheet information has been prepared as of December 31, 2014, and gives effect to the Transaction and other events described above as if they had occurred on that date. The unaudited pro forma condensed combined statement of operations information, which has been prepared for the year ended December 31, 2014, gives effect to the Transaction and other events described above as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined financial information was prepared using, and should be read in conjunction with, (1) the audited combined financial statements of VSTO as of and for the year ended December 31, 2014, (2) the unaudited interim condensed combined financial statements of the Connecticut Operations for the nine months ended September 30, 2014 and (3) the audited consolidated financial statements of Frontier as of and for the year ended December 31, 2014.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the Transaction and other events described above been completed at the dates indicated above. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future results of operations of Frontier after completion of the Transaction. In the opinion of Frontier’s management, all adjustments considered necessary for a fair presentation have been included.

The unaudited pro forma condensed financial information assumes Frontier will draw down on bridge financing for the entire purchase price. As previously announced, the Company currently intends to complete registered equity and debt offerings of approximately $3,000 million and $7,850 million, respectively, prior to closing the Transaction, which would replace the need to utilize the bridge financing. Proceeds from these offerings will be utilized to finance the acquisition. At this time, however, no assurance can be given that these offerings will be successfully completed, on terms deemed acceptable by the Company.

The unaudited pro forma condensed combined financial information does not give effect to any potential cost savings or other operating efficiencies that could result from the Transaction, or from the Connecticut Acquisition for the period of January 1, 2014 through October 24, 2014. In addition, the fair value of the assets acquired and liabilities assumed are based upon estimates. The final purchase price allocation is dependent upon valuations and other studies that have not yet been completed. Accordingly, the purchase price allocation pro forma adjustments are preliminary and are subject to further adjustments as additional information becomes available and additional analyses are performed, and each further adjustment may be material. Such adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET INFORMATION

AS OF DECEMBER 31, 2014

($ in millions)

		VSTO
	Frontier	VSTO	Additional Transfer of Assets and Liabilities to/from Verizon (3a)	VSTO, as Adjusted	Incurrence of Bridge Financing (3b)	Pro Forma Adjustments (3c)		Pro Forma Combined
ASSETS
Cash and cash equivalents	$682	$—	$—	$—	$10,850	$(9,946	)(i)	$1,586
Accounts receivable, net	614	751	(219)	532	—	—		1,146
Other current assets	190	312	(20)	292	—	(231	)(ii)	251

Total current assets	1,486	1,063	(239)	824	10,850	(10,177)		2,983
Property, plant and equipment, net	8,566	8,296	(93)	8,203	—	—		16,769
Goodwill	7,205	—	—	—	—	126	(iii)	7,331
Other intangibles, net	1,500	7	(7)	—	—	2,461	(iv)	3,961
Other assets	217	2,856	(2,806)	50	—	—		267

Total assets	$18,974	$12,222	$(3,145)	$9,077	$10,850	$(7,590)		$31,311

LIABILITIES AND EQUITY
Long-term debt due within one year	$298	$9	$(9)	$—	$—	$—		$298
Accounts payable and other current liabilities	1,214	1,663	(1,021)	642	—	60	(v)	1,916

Total current liabilities	1,512	1,672	(1,030)	642	—	60		2,214
Deferred income taxes	2,939	2,483	(371)	2,112	—	(2,112	)(vi)	2,939
Other liabilities	1,379	2,327	(2,076)	251	—	—		1,630
Long-term debt	9,486	627	(33)	594	10,850	—		20,930
Equity	3,658	5,113	365	5,478	—	(5,538	)(vii)	3,598

Total liabilities and equity	$18,974	$12,222	$(3,145)	$9,077	$10,850	$(7,590)		$31,311

See notes to unaudited pro forma condensed combined financial information.

FRONTIER COMMUNICATIONS CORPORATION AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS INFORMATION

FOR THE YEAR ENDED DECEMBER 31, 2014

($ in millions, except per share amounts)

	Frontier	Connecticut Acquisition (1)	VSTO	Pro Forma Adjustments		Pro Forma Combined
Revenue	$4,772	$1,003	$5,791	$(19	)(4a)	$11,479
				(68	)(4b)
Cost and expenses (exclusive of depreciation and amortization)	2,671	785	4,775	(4	)(4a)	7,496
				(68	)(4b)
				(635	)(4c)
				(28	)(4f)
Depreciation and amortization	1,139	195	1,026	447	(4d)	2,804
				(3	)(4e)
Acquisition and integration costs	142	(142)	—	—		—

Total operating expenses	3,952	838	5,801	(291)		10,300

Operating income	820	165	(10)	204		1,179
Investment and other income, net	39	2	—	—		41
Interest expense	695	68	43	883	(4g)	1,689
Income tax expense (benefit)	31	41	(21)	(258	)(4h)	(207)

Net income (loss)	$133	$58	$(32)	$(421)		$(262)

Basic and diluted net income (loss) per common share	$0.13					$(0.26)

(1)	Includes the results of the Connecticut Operations for the period of January 1, 2014 through October 24, 2014. The summary pro forma financial information related to the Connecticut Acquisition is derived from, and should be read in conjunction with, the Unaudited Pro Forma Condensed Combined Statement of Income and related notes filed as Exhibit 99.1 to our Current Report on Form 8-K, filed on March 31, 2015, which is incorporated by reference into this report.

See notes to unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed

Combined Financial Information

1. Description of the Transaction

On February 5, 2015, Frontier entered into an agreement with Verizon to acquire Verizon’s wireline operations that provide services to residential, commercial and wholesale customers in California, Florida and Texas for a purchase price of $10.54 billion in cash, excluding adjustments for working capital and the assumption of debt. As of the date of the announcement, these Verizon properties included 3.7 million voice connections, 2.2 million broadband connections, and 1.2 million FiOS® video connections. The network being acquired is the product of substantial capital investments made by Verizon, with an estimated 54% of the residential households being enabled with FiOS®. Subject to regulatory approvals, the Transaction is expected to close in the first half of 2016.

The unaudited pro forma condensed combined financial information was prepared for the purpose of developing the pro forma financial statements necessary to comply with the applicable disclosure and reporting requirements of the Securities and Exchange Commission (SEC). For purposes of the unaudited pro forma condensed combined financial information, the estimated aggregate transaction costs (other than debt incurrence fees in connection with the bridge financing, as set forth in note 3(b)), which are charged as an expense of Frontier as they are incurred, are expected to be approximately $60 million and include estimated costs associated primarily with investment banker advisory fees, legal fees, and regulatory and auditor services of Frontier. This balance is reflected as an accrual in the Pro Forma Adjustments column on the unaudited pro forma condensed combined balance sheet as of December 31, 2014. The combined company will also incur integration costs primarily related to information systems, network and process conversions (including hardware and software costs). Integration costs will be incurred in part in advance of the consummation of the Transaction, and are recorded based on the nature and timing of the specific action. For purposes of the unaudited pro forma condensed combined financial information, it was assumed that no amounts would be paid, payable or forgone by Verizon pursuant to orders or settlements issued or entered into in order to obtain governmental approvals from the Federal Communications Commission and in the States of California, Florida and Texas that will be required to complete the Transaction.

Frontier is considered the accounting acquirer for purposes of the preparation of the unaudited pro forma condensed combined financial information. This conclusion is based upon Frontier’s consideration of all relevant factors included in the accounting standard regarding business combinations, including the purchase of a newly formed legal entity to which Verizon will contribute Verizon California Inc., Verizon Florida LLC and GTE Southwest Inc. (doing business as Verizon Southwest) pursuant to the Securities Purchase Agreement.

2. Basis of Purchase Price Allocation

The estimated purchase price ($10.54 billion less $594 million in assumed debt) has been allocated to the tangible and intangible assets acquired and liabilities assumed on a preliminary basis as follows (dollars in millions):

Estimated transaction consideration:		$9,946

Current assets	$593
Property, plant & equipment	8,203
Goodwill	126
Other intangibles - Customer list	2,461
Other assets	50
Current liabilities	(642)
Long-term debt	(594)
Other liabilities	(251)

Total net assets acquired	$9,946

The allocation of the purchase price to assets and liabilities is preliminary. The final allocation of the purchase price will be based on the fair values of the assets acquired and liabilities assumed as of the date of the Transaction, as determined by third-party valuation for certain assets and liabilities. The valuation will be completed after the consummation of the Transaction. There can be no assurance that the actual allocation will not differ significantly from the preliminary allocation.

Frontier and Verizon have agreed to make a joint election under Section 338(h)(10) of the Internal Revenue Code, and comparable state and local tax code provisions.

3. Pro Forma Balance Sheet Adjustments:

(a)	VSTO is adjusted to (1) exclude assets and liabilities that will be retained by Verizon that are included in VSTO’s financial statements and (2) give effect to certain assets and liabilities relating to the business to be contributed by Verizon to these entities in connection with the Transaction. A brief description of these items follows (dollars in millions):

Balance	Amount	Reason
Accounts receivable, net	$(216)	Reclassification of affiliate balances to net presentation
	(2)	Intercompany receivables retained by Verizon
	(1)	Receivables related to businesses retained by Verizon

	$(219)

Other current assets	(20)	Other current assets related to businesses retained by Verizon

Property, plant and equipment, net	$(100)	Property, plant and equipment related to businesses retained by Verizon
	7	Capital lease related assets to be transferred to VSTO by Verizon

	$(93)

Other intangibles, net	$(7)	Removal of non-network software to be retained by Verizon

Other assets	$(1,890)	Prepaid pension asset in excess of actuarial liability retained by Verizon
	(891)	Reclassification of prepaid pension asset to offset the employee benefit obligation
	(25)	Other assets related to businesses retained by Verizon

	$(2,806)

Long-term debt due within one year	$(9)	Current debt related to businesses retained by Verizon

Accounts payable and other current liabilities	$(459)	Payables related to businesses retained by Verizon
	(424)	Intercompany payables retained by Verizon
	(216)	Reclassification of affiliate balances to net presentation
	75	To establish liabilities for workers’ compensation claims
	3	Accrued liabilities to be retained by Verizon

	$(1,021)

Deferred income taxes	$(371)	Reflects the impact of the pro forma adjustments on deferred income taxes

Other liabilities	$(1,111)	Pension and postemployment benefits retained by Verizon
	(891)	Reclassification of prepaid pension asset to offset the employee benefit obligation
	(36)	Removal of severance liabilities to be retained by Verizon
	(28)	Liabilities related to businesses retained by Verizon
	(15)	Removal of accrued uncertain tax position liabilities and credits retained by Verizon
	5	Capital lease related liabilities to be transferred to VSTO by Verizon

	$(2,076)

Long-term debt	$(33)	Long-term debt related to businesses retained by Verizon

Equity	$365	Reflects the aggregate impact of the above noted entries

The pension and other postretirement employee benefits adjustments are based on amounts recorded by Verizon whereby the pension and OPEB obligations related to active employees only will be transferred to Frontier and pension obligations will be fully funded as of the closing date of the Transaction. An actuarial evaluation will be completed subsequent to the completion of the Transaction and may be different from that reflected in the unaudited pro forma condensed combined financial information. This difference may be material.

(b)	Frontier has received a commitment for bridge financing from J.P. Morgan, Bank of America Merrill Lynch and Citibank for 100 percent of the purchase price. The transaction is not subject to a financing condition. As previously announced, the Company currently intends to complete registered equity and debt offerings of approximately $3,000 million and $7,850 million, respectively, prior to closing the Transaction, which would replace the need to utilize the bridge financing. Proceeds from these offerings will be utilized to finance the acquisition. At this time, however, no assurance can be given that these offerings will be successfully completed, on terms deemed acceptable by the Company.

The pro forma adjustment to cash reflects the proceeds of the bridge financing, excluding the related fees.

(c)	(i) This adjustment reflects the purchase price of $10,540 million less assumed debt of $594 million resulting in $9,946 million of cash that will be paid at closing of the Transaction (excluding any potential working capital purchase price adjustment as set forth in the Securities Purchase Agreement).

(ii) This adjustment in the amount of $231 million eliminates the deferred tax assets of VSTO as of December 31, 2014.

(iii) This adjustment in the amount of $126 million reflects the goodwill associated with the excess of the Transaction consideration issued over the preliminary estimated fair value of the underlying identifiable net tangible and intangible assets at December 31, 2014.

(iv) This adjustment in the amount of $2,461 million reflects the preliminary fair value of the identifiable intangible asset (customer list) which was estimated by Frontier’s management primarily based on the fair values assigned to similar assets in recently completed acquisitions (a market approach). A third party valuation firm will be utilized to help determine the final fair value after the Transaction is completed, but this determination has not yet begun. There can be no assurance that the actual fair value determination will not differ significantly from the preliminary fair value determination. For purposes of the preliminary fair value determination, the estimated useful life of the customer list asset was assumed to be ten years.

(v) This adjustment in the amount of $60 million records the estimated unpaid non-recurring costs for acquisition related transaction costs, primarily bankers, lawyers and consulting advisory fees.

(vi) This adjustment in the amount of $2,112 million eliminates the deferred tax liabilities of VSTO as of December 31, 2014.

(vii) This adjustment in the amount of $5,538 million eliminates the “as adjusted” net equity of VSTO ($5,478 million) and recognizes unpaid estimated transaction costs of $60 million as of December 31, 2014.

4. Pro Forma Statement of Operations Adjustments:

(a)	This adjustment reflects results of operations related to certain operations, assets and facilities that will not be transferred to Frontier in the Transaction.

(b)	This adjustment reflects the reclassification of bad debt expense from cost and expenses to revenue in order to conform to Frontier’s accounting policy.

(c)	This adjustment reflects pension, other postretirement employee benefits of retirees and postemployment benefits retained by Verizon based on the terms of the Securities Purchase Agreement whereby the pension and OPEB obligations related to active employees only will be transferred to Frontier and pension obligations will be fully funded as of the closing date of the Transaction. The adjustment for the year ended December 31, 2014 includes $64 million for pension and OPEB costs related to active employees and retirees to be retained by Verizon. This adjustment also reflects the reversal of $571 million in actuarial losses that were recorded by Verizon in order to conform to Frontier’s accounting policy for pension and other postretirement benefits.

(d)	This adjustment reflects amortization expense associated with the customer list asset estimated in note 3(c) above assuming an accelerated method of amortization and an estimated useful life of ten years, which corresponds to an increase in depreciation and amortization of $447 million, $403 million, $358 million, $313 million and $268 million for the years ended December 31, 2014, 2015, 2016, 2017 and 2018, respectively. No adjustment has been reflected for depreciation expense based on the assumption that the straight line method is similar to the composite method.

The actual depreciation and amortization expense will be based on the final fair value attributed to the identifiable tangible and intangible assets based upon the results of the third-party valuation of the acquired assets. The depreciation and amortization rates may also change based on the results of this third-party valuation. There can be no assurance that the actual depreciation and amortization expense will not differ significantly from the pro forma adjustment presented.

(e)	This adjustment primarily reflects depreciation expense for facilities that will not be transferred to Frontier in the Transaction.

(f)	This adjustment reflects the removal of losses on disposition of assets that were recorded by Verizon in costs and expenses in order to conform to Frontier’s accounting policy for fixed asset dispositions under the composite method of depreciation.

(g)	This adjustment reflects additional interest expense on the $10,850 million bridge financing, based on an assumed weighted average interest rate determined based on appropriate current market rates as of March 31, 2015 of 8.27% for the year ended December 31, 2014 and the elimination of affiliate interest expense. As previously announced, it is our intention to raise equity and debt financing, which would replace the bridge financing, however, at present, in conformity with the SEC rules, the unaudited pro forma condensed combined financial statements only reflect the bridge financing.

(h)	This adjustment reflects the income tax effect of the pro forma adjustments described in notes 4(a) through 4(g) above, using an estimated effective income tax rate of 38%.